Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GRIID INFRASTRUCTURE INC.

October 30, 2024

FIRST. The name of the corporation is GRIID Infrastructure Inc. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is 1521 Concord Pike Suite 201, Wilmington, DE 19803, New Castle County. The name of its registered agent at such address is Corporate Creations Network Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote and the Common Stock shall vote together as a single class.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer, as applicable, except (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.